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Exhibit 21

List of Subsidiaries


Subsidiary                                     State or County of Incorporation
----------                                     --------------------------------
Sabica Ventures, Inc.                          California
SVI Training Products, Inc. (subsidiary of
Sabica Ventures, Inc.)                         California
SVI Retail, Inc.                               Delaware